Exhibit 99.1

Press Release

For Further Information:

At the Company: Investor Relation Contact

Paul Bowman

Chief Financial Officer

(949) 240-5144

paulb@americanmoldguard.com

FOR IMMEDIATE RELEASE

American Mold Guard Reports First Quarter 2006 Results

SAN JUAN CAPISTRANO, Calif., June 1, 2006—American Mold Guard, Inc. (NasdaqSC: AMGI, AMGIW, AMGIZ), an industry leader in the field of mold prevention services, today announced financial results for its first quarter ended March 31, 2006.

First Quarter Results

The company reported first quarter 2006 net sales of $2.76 million, an increase of 177 percent from $1.0 million for the first quarter of 2005. Net sales increased primarily due to higher demand for the company’s services and a price increase enacted in the beginning of the year. Gross margin for the first quarter of 2006 was $ 1.16 million, an increase of 330 percent from the $270,699 gross margin for the first quarter of 2005. The gross margin increase was realized through improved crew productivity and from a price increase that the company implemented.

The company reported a net loss from operations for the first quarter of 2006 of $1.13 million, or $1.20 per share, compared to a net loss of $.96 million, or $1.05 per share, for the first quarter of 2005. Included in the first quarter 2006 net loss is interest expense of $.73 million and $33,407 of charges related to equity-based compensation as a result of implementation of SFAS 123R. The first quarter 2006 net loss increase from the prior year was primarily due to additional debt and the associated interest expense that the company assumed. The per share net loss information reflects the effect of the one-for-.340124209 reverse stock split, effective April 7, 2006.

“Our net sales and gross margin performance in the first quarter of 2006 exceeded our expectations and, together with the closing of our initial public offering in May 2006, has provided us with an exciting start for 2006,” said Tom Blakeley, chief executive officer. “We are expanding our service centers and we have plans to enter new regions as we continue to see increased customer interest in our Mold Prevention services,” concluded Blakeley.

Second Quarter 2006 Outlook

For the second quarter of 2006, the company is estimating revenue in the range of $2.7 to 2.8 million.

Completion of the Company’s Initial Public Offering

On May 2, 2006, the company closed its initial public offering of 1,350,000 units, each unit consisting of two shares of common stock, two Class A warrants and two Class B warrants, at $13.00 per unit. The offering raised net proceeds of $16.0 million, after underwriter discounts and direct expenses. On May 23, 2006, the representative of the several underwriters exercised their over-allotment option and purchased an additional 100,000 units. The exercise of the over-allotment option raised additional net proceeds of $1.2 million, after underwriting discounts. On May 31, 2006, the company announced that the representative of the several underwriters exercised the balance of their over-allotment option. At the closing, scheduled for June 5, 2006, the company will issue 205,000 shares of common stock, 205,000 Class A warrants and 205,000 Class B warrants to the underwriters. The gross proceeds from this exercise of the over-allotment option will be approximately $1.33 million and the net proceeds to the company, after the underwriting discount, will be approximately $1.24 million. The total gross proceeds from the company’s initial public offering will be approximately $20.2 million and the company expects to realize aggregate net proceeds of approximately $18.42 million. As noted in the company’s offering prospectus, significant amounts of the net proceeds of the offering will be used to repay outstanding debt of the company and for working capital purposes.

Conference Call and Webcast

American Mold Guard will discuss its first quarter 2006 results, along with its revenue outlook for the second quarter of 2006, on a conference call today beginning at 1:30 p.m. Pacific Daylight Time. You can listen to the call by Domestic Dial at 800-865-4445 or you can access via a live webcast at http://www.vcall.com/IC/CEPage.asp?ID=105035. Prior to the commencement of the call, the company intends to post on its website a copy of the company’s current report on Form 8-K dated June 1, 2006 including its operating results for the quarter ended March 31, 2006. The company’s website can be accessed at www.americanmoldguard.com under “Company/Press Releases.”

About American Mold Guard

American Mold Guard, Inc., founded in 2002, is an industry leader in the field of mold prevention services. Its services are primarily focused on the residential real estate construction industry in California, Texas, Florida and Louisiana. Its customers include many of the largest national and regional home builders. Visit: www.americanmoldguard.com

Forward-Looking Statements

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the company’s performance, growth opportunities, customer interest, expansion plans, assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including, without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that the company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, some important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include: our history of losses and cash flow deficits; future broad market acceptance of mold prevention services; our limited operating history; our likely need to raise additional capital in the future; the possibility that we may not be able to raise additional capital in the future; the possibility that we cannot successfully establish the “Mold Guard” brand; the absence of significant proprietary technology underlying our services; the likely development of increased competition; our high dependence on a limited number of customers; the possibility that we will not keep up with changes in our industry; our reliance on suppliers to provide us with raw materials; the absence of exclusive or long-term commitments from our customers; the limited amount of our general liability insurance coverage; the lack of diversification of our business; our reliance on key personnel; our high administrative expenses relative to our size; and the possibility that we cannot manage our growth effectively; the anticipated benefits and risks associated with the company’s business strategy; the company’s future operating results and the future value of its common stock; the anticipated size or trends of the markets in which the company competes and the anticipated competition in those markets; the company’s ability to attract customers in a cost-efficient manner; the company’s ability to attract and retain qualified management personnel; potential governmental regulations; the possibility of future acquisitions of businesses or assets; possible expansion into international markets; and changes in general economic conditions in the markets in which the company may compete. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

AMERICAN MOLD GUARD, INC.

CONDENSED CONSOLIDATED (UNAUDITED) STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2005	March 31, 2006
Revenue, Net	$995,699	$2,761,654
Cost of Revenue
Direct Costs	704,728	1,563,955
Depreciation Expense	20,272	33,558

Total Cost of revenue	725,000	1,597,513
Gross Margin	270,699	1,164,141

Selling, general and Administrative expenses	1,067,197	1,564,305

Loss from operations	(796,498)	(400,164)
Interest Expense	(163,839)	(728,697)

Loss before provision for taxes	(960,337)	(1,128,861)
Provision for taxes	800	3,868

Net Loss	($961,137)	($1,132,729)

Dividends on cumulative preferred stock	152,397	292,443

Net Loss applicable to common shareholders	(1,113,534)	(1,425,172)

Basic and diluted net loss per share	$(1.05)	$(1.20)

Dividends accumulated for the year on cumulative preferred stock	$(0.17)	$(0.31)

Net Loss attributable to common stock per share	$(1.22)	$(1.51)

Weighted average number of common shares outstanding basic and diluted	911,554	942,301

AMERICAN MOLD GUARD, INC.

CONDENSED CONSOLIDATED (UNAUDITED) BALANCE SHEET

	December 31, 2005	March 31, 2006
ASSETS
Current Assets:
Cash & cash equivalents	$67,782	$330,847
Accounts receivable, less allowance for doubtful accounts	1,257,356	1,666,426
Inventories	38,039	53,237
Deferred Offering Costs	620,882	932,957
Deposits	115,935	190,275
Other Current Assets	80,122	32,412

Total Current Assets	2,180,116	3,206,154
Property & Equipment	309,465	325,258
Intangible Assets	2,536	2,029

TOTAL ASSETS	$2,492,117	$3,533,441

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current Liabilities
Accounts payable and accrued liabilities	$1,908,414	$2,371,329
Accrued payroll-related expenses	1,687,834	1,941,911
Short term notes payable	3,129,986	3,833,364
Accrued interest payable	372,326	538,403

Total Current Liabilities	$7,098,560	$8,685,007

Long-term liabilities
Long-term notes payable, net of discount	835,089	1,219,957

Total Liabilities	7,933,649	9,904,964

Shareholders’ Deficiency
Series A Preferred Stock	625,000	625,000
Series B Preferred Stock	859,000	859,000
Common Stock	1,475,262	1,475,265
Additional paid-in capital	2,005,289	2,208,024
Accumulated deficiency	(10,406,083)	(11,538,812)

Total Shareholders’ Deficiency	(5,441,532)	(6,371,523)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIENCY	$2,492,117	$3,533,441